Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports Second Quarter 2011 Financial Results

ST. PAUL, Minnesota, July 21, 2011 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced financial results for the three and six months ended June 30, 2011.

For the three months ended June 30, 2011, the Company reported a net loss of $5.6 million, or $0.20 per share, including research and development expenses of $3.3 million and general and administrative expenses of $2.1 million. For the six months ended June 30, 2011, the Company reported a net loss of $10.6 million, or $0.38 per share. Operating expenses were primarily associated with the cost of supporting the Company’s multiple, ongoing clinical trials and the continued development of VBLOC® vagal blocking therapy delivered through the Company’s Maestro® System. On June 30, 2011, the Company’s cash, cash equivalents, restricted cash and short-term investments totaled $27.4 million.

Mark B. Knudson, Ph.D., EnteroMedics’ President and Chief Executive Officer, said: “EnteroMedics continued to make important progress in the second quarter of 2011 toward our key clinical and commercial goals for the Maestro System. This included first patient implant in our pivotal ReCharge trial, which remains on track for completion of enrollment by year-end, and presentation of updated results on weight loss, safety and co-morbidity effects from numerous ongoing clinical trials at the 2011 Annual Meeting of the American Society for Metabolic and Bariatric Surgery. We also continue with our plans for commercialization of the Maestro System in Australia, including progress in the Therapeutic Goods Administration process, as well as select European markets.”

Greg S. Lea, Senior Vice President and Chief Financial Officer, added, “EnteroMedics remains well capitalized, with the resources to reach full enrollment of our ongoing ReCharge trial, first international commercial sales at year end and other key goals. Our cash and investments at quarter-end of $27.4 million, combined with anticipated international commercial sales, provide us with the resources to fund operations in 2012.”

About the ReCharge Pivotal Trial

The ReCharge Clinical Trial is a randomized, double-blind, parallel-group, multicenter pivotal clinical trial in 234 patients at up to 12 sites testing the effectiveness and safety of VBLOC® vagal blocking therapy in EnteroMedics’ second generation Maestro® Rechargeable (RC) System. All patients in the study will receive an implanted device and will be randomized in a 2:1 allocation to treatment or control groups. The control group will receive a non-functional device during the study period. All patients are expected to participate in a weight management counseling program.

About Maestro® Rechargeable (RC) System

The Maestro RC System delivers VBLOC® vagal blocking therapy via two small electrodes that are laparoscopically implanted and placed in contact with the trunks of the vagus nerve just above the junction between the esophagus and the stomach. The Maestro RC System is powered by an internal, rechargeable battery. The battery is recharged via an external mobile charger and transmit coil that the patient uses for a short time each week.

About VBLOC® Therapy

EnteroMedics developed VBLOC® vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC Therapy is delivered via the Maestro® System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator, EnteroMedics’ Maestro® System, which is powered by an integrated rechargeable battery. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than the European Community; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2011. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution – Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.

(See attached table)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating expenses:
Research and development	$3,315	$2,336	$6,103	$4,719
Selling, general and administrative	2,066	1,778	4,134	3,744

Total operating expenses	5,381	4,114	10,238	8,463

Loss from operations	(5,381)	(4,114)	(10,238)	(8,463)
Other income (expense), net	(176)	(145)	(405)	(544)

Net loss	$(5,557)	$(4,259)	$(10,643)	$(9,007)

Net loss per share - basic and diluted	$(0.20)	$(0.57)	$(0.38)	$(1.23)

Shares used to compute basic and diluted net loss per share	27,893	7,478	27,893	7,347

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2011	December 31, 2010
ASSETS
Cash, cash equivalents and short-term investments	$27,214	$30,841
Restricted cash	200	6,527
Prepaid expenses and other current assets	913	437
Property and equipment, net	617	742
Other assets	126	142

Total assets	$29,069	$38,687

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$122	$125
Debt	5,647	5,905
Other liabilities	2,874	2,950

Total liabilities	8,644	8,980

Stockholders’ equity	20,426	29,707

Total liabilities and stockholders’ equity	$29,069	$38,687